ITEM 77K ? Changes in registrant?s certifying accountant

The following information responds to Item
304 (a)(1) of Regulation S-K

(i)	On September 2, 2003, the Board of Directors
of Dryden Short-Term Bond Fund, Inc.
(the ?Fund?) comprising of Dryden Short-Term Corporate Bond Fund and Dryden Ultra
Short Bond Fund, Inc., each a series, voted not to re-appoint
PricewaterhouseCoopers LLP, as independent auditors for the year ending December
31, 2004.

(ii)	PricewaterhouseCoopers LLP?s report on the financial
statements for the past two
fiscal years for the Dryden Short Term Corporate Bond Fund and for the last fiscal period for the Dryden Ultra Short Bond Fund did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)	During the Fund?s two most recent fiscal years ended
December 31, 2003 for the
Dryden Short-Term Corporate Bond Fund and for the last fiscal period for the
Dryden Ultra Short Bond Fund, there have been no disagreements with
PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

(iv)	Pursuant to Item 304(a)(3) of Regulation S-K,
the Fund requested
PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. PricewaterhouseCoopers LLP has provided the letter that is attached as Exhibit 77Q1(b).

(v)	On September 2, 2003, the Fund engaged KPMG LLP
as its new independent auditors.
During the Fund?s two most recent fiscal years ended
December 31, 2003, the Fund
did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund?s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of
Regulation S-K.